EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES DELAY OF DECISION DEADLINE TO EXERCISE OPTION TO CONSTRUCT ADDITIONAL JACK-UP DRILLING UNIT

Houston, Texas
June 13, 2011

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., a Houston-based international drilling contractor (NYSE: ATW), announced today that on June 9, 2011, one of its subsidiaries had reached an agreement with the PPL Shipyard PTE LTD ("PPL") to delay the required commitment date for the next Pacific Class 400 jack-up drilling unit option until December 31, 2011, concurrent with the commitment date for the last Pacific Class 400 jack-up unit option.  At this time, the company has made no determination as to whether any of the two remaining options will be exercised.

The company currently has three Pacific Class 400 jack-up drilling units, the Atwood Mako, Atwood Manta, and Atwood Orca, under construction with PPL under turnkey construction agreements; these units will have a rated water depth of 400 feet, accommodations for 150 personnel and significant offline handling features.

Contact: Mark L. Mey
(281) 749-7902

Statements contained in this press release with respect to the future, including the exercise of the option and the term of the firm commitment, are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; the risks inherent in the construction of a rig; delays in the  commencement of operations of a rig following delivery; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent  in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of  governmental and industry laws and regulations; and environmental matters.  These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings  with the Securities and Exchange Commission which are available on the SEC’s website as www.sec.gov.  Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.